Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH ESTIMATES LOSSES RELATED TO HURRICANE CHARLEY

WOODLAND HILLS, CA, August 27, 2004

Zenith National Insurance Corp. (NYSE: ZNT) today reported its initial estimate of losses in its assumed reinsurance business attributable to Hurricane Charley.  Zenith currently expects that its net after tax loss from Hurricane Charley will be approximately $3.1 million or $0.13 per diluted share.  The initial estimate is based on a preliminary review of Zenith’s assumed reinsurance contracts and preliminary information from some ceding companies and does not include any estimated impact that Hurricance Charley may have on our share of the results of our equity investment in Advent Capital (Holdings) PLC.  Zenith is not aware of any losses in its workers’ compensation business from the storm.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s other reports and filings with the Securities and Exchange Commission.

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